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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                _____________

                                   FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                        COMMISSION FILE NUMBER 333-56545


                        Scientific Learning Corporation
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             (Exact Name of Registrant as Specified in its charter)


               1995 University Avenue, Suite 400, Berkeley, CA 94704
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                      (Address of principal executive offices)


                                   Common Stock
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            (Title of each class of securities covered by this Form)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   /X/                        Rule 12h-3(b)(1)(ii)  / /
   Rule 12g-4(a)(1)(ii)  / /                        Rule 12h-3(b)(2)(i)   / /
   Rule 12g-4(a)(2)(i)   / /                        Rule 12h-3(b)(2)(ii)  / /
   Rule 12g-4(a)(2)(ii)  / /                        Rule 15d-6            / /
   Rule 12h-3(b)(1)(i)   / /

   Approximate number of holders of record as of the certification or notice date: 113


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                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant Scientific Learning Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      SCIENTIFIC LEARNING CORPORATION

DATE: October 9, 1998                 By:  /s/ SHERYLE J. BOLTON
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                                               Sheryle J. Bolton,
                                               President and Chief Executive
                                               Officer